UNITED STATES             |       OMB APPROVAL        |
          SECURITIES AND EXCHANGE COMMISSION  |___________________________|
                Washington, D.C. 20549        |OMB Number:       3235-0167|
                                              |Expires:  November 30, 1995|
                                              |Estimated average burden   |
                       FORM 15                |hours per response ... 1.50|
                                              |___________________________|

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
   SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
   SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number  0-6004

                              Scanforms, Inc.
  ____________________________________________________________________________
          (Exact name of registrant as specified in its charter)

                            181 Rittenhouse Circle
                                 Keystone Park
                          Bristol, Pennsylvania 19007
                                (215) 785-0101
  ____________________________________________________________________________
  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                  Common Stock, par value $0.01 per share
  ____________________________________________________________________________
         (Title of each class of securities covered by this Form)

  ____________________________________________________________________________
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    (X)           Rule 12h-3(b)(1)(i)    (X)
     Rule 12g-4(a)(1)(ii)   ( )           Rule 12h-3(b)(1)(ii)   ( )
     Rule 12g-4(a)(2)(i)    ( )           Rule 12h-3(b)(2)(i)    ( )
     Rule 12g-4(a)(2)(ii)   ( )           Rule 12h-3(b)(2)(ii)   ( )
                                          Rule 15d-6             ( )

      Approximate number of holders of record as of the certification or notice date:
                  One (1)

      Pursuant to the requirements of the Securities Exchange Act of 1934, Scanforms, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

   Date:     October 4, 1996               By:/s/ Robert A. Samans
                                           Name: Robert A. Samans
                                           Title: President